CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 13 to the Registration Statement on Form N-1A of Fidelity Union Street Trust II, of our report dated October 2, 1995 on the financial statements and financial highlights included in the August 31, 1995 Annual Report to Shareholders of Spartan Arizona Municipal Money Market Portfolio, and our reports dated September 27, 1995 on the financial statements and financial highlights included in the August 31, 1995 Annual Reports to Shareholders of Fidelity Daily Income Trust and Spartan Municipal Money Fund.
We also consent to the incorporation by reference in this Post-Effective Amendment, of our reports dated October 2, 1995 on the financial statements and financial highlights included in the Annual Reports to Shareholders of Fidelity Union Street Trust: Spartan Arizona Municipal Income Portfolio, Spartan Aggressive Municipal Fund, Spartan Ginnie Mae Fund, Spartan Municipal Income Portfolio, Spartan Intermediate Municipal Fund, Spartan Short-Intermediate Municipal Fund, Spartan Maryland Municipal Income Fund and our report dated October 3, 1995 on the financial statements and financial highlights included in the Annual Report to Shareholders of Fidelity Union Street Trust: Fidelity Export Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.
/s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Dallas, Texas
October 23, 1995